Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Guinness Atkinson Funds with respect to the Guinness Atkinson US Dividend Builder ETF and Guinness Atkinson International Dividend Builder ETF, each a series of Guinness Atkinson Funds.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 17, 2025